May 6th, 2013

This opinion is in response to E-World USA Holding, Inc.'s (hereinafter referred to as “E-World”) SEC comments regarding E-World's compliance with PRC's import and Direct Selling laws and regulations.

Below is an excerpt of E-World’s business model:

“Our Company is a provider of Health and Nutritional supplements and Skin-Care products through our website by means of a network of Direct Sales Associates or “DSA’s.” Although we have a network of DSA’s, unlike many other multi-level marketing companies, it is our policy that DSA’s should purchase our products strictly for personal use rather than to resell or to distribute our products. Notwithstanding our direct selling structure, all purchases are made directly on our website. The primary business purpose of DSA’s is to refer new members or new customers to our website for them to purchase products directly from us for their own personal use. All products are shipped directly to the customer by us from the USA, or in certain limited cases transshipped from our warehouse facility in Hong Kong directly to the customer in China, and not sent to a DSA to distribute to the customer.

Unlike many traditional multi-level marketing companies, we do not have physical locations of stores and offices and do not undertake any actions physically in foreign countries where our DSA’s are located. We are not actively promoting our direct selling business model or holding any training seminar or any related activities physically in foreign countries.”

Analysis and Conclusion

In China, instead of being prohibited, direct selling is subject to certain restrictions by PRC laws and regulations. There are clear provisions about products for direct selling, enterprises involved in direct selling, and direct sales persons respectively under Articles 2, 3 and 4 of the Regulation for the Administration of Direct Selling:

Article 2-Direct selling activities in the People‘s Republic of China shall comply with these Regulations.

The scope of direct selling products shall be determined and announced by the State Council department in charge of commerce in conjunction with the State Council administration for industry and commerce in accordance with the development of the direct selling industry and consumer demands.

Article 3-For the purposes of these Regulations the term “direct selling” means a form of distribution by which a direct selling enterprise recruits direct sellers to directly market products to end consumers hereafter the “consumers” outside the fixed business premises.

For the purposes of these Regulations the term “direct selling enterprises” means enterprises that have been approved in accordance with the provisions hereof to sell products by way of direct selling.

For the purposes of these Regulations the term “direct sellers” means persons that directly market products to consumers outside the fixed business premises.

Article 4-An enterprise established in the People‘s Republic of China hereafter an “enterprise” may apply in accordance with the provisions hereof to become a direct selling enterprise that sells the products produced by itself or by its parent company or holding company by way of direct selling.

Direct selling enterprises may obtain trading right and distribution right in accordance with the law.

To carry out direct selling in China, an enterprise shall be established in China and apply for a particular business license in accordance with relevant regulations. Although E-World’s members and customers are located in China, it is not subject to this regulation because the regulations are not based upon where members and customers are located. Instead, the regulations govern physical locations of stores and offices as well as activities taken physically in China, as opposed to activities over the internet. E-World does not have physical stores or office established in PRC for promotion of the products or Direct Selling marketing method, and it is not actively promoting its direct selling business model or holding any training seminar or any related activities physically in PRC. Thus, the sales model is not classified as direct selling as specified by the Regulation for the Administration of Direct Selling.

On July 3, 2001, China became a member of World Trade Organization (“WTO”). Based on WTO’s General Agreement on Trade in Services (“GATS”) schedules, China made its non-discrimination commitment to cross-border trade and service, except for those goods listed in Annex 2A of China's WTO Accession which continue to be subject to state trading in accordance with Article III of GATT, 1994, National Treatment on Internal Taxation and Regulation. Within one year after China’s entry into WTO, many foreign mail-order/internet-sales products rushed into China market and were welcomed and recognized by Chinese customers.

Mail-order/internet-sales business is protected by the WTO GATS schedules as well as Universal Postal Convention. According to Postal Law of the People's Republic of China (2012 Amendment) Chapter III, Article 15: Postal enterprises shall provide customers universal service with regular mails, printed matters of weight not over 5,000 grams, and parcels of weight not over 10,000 grams.

In addition, according to Customs Law of the People's Republic of China (2000 Amendment) effective on Jan.1, 2001 Article 49, “Inward and outward postal items shall be posted or delivered by the postal service concerned only after they have been examined and released by the Customs ”. By this Law, our products are examined by the China Customs and reach the end customers through proper channels such as postal service. In other words, E-World’s products are examined and released for delivery to its customers without violation to any of the Costoms Laws of the People’s Republic of China.

In summary, after China’s entry to WTO in 2001, as long as Universal Postal Convention and Postal Law of the People's Republic of China together with Customs Law of the People's Republic of China apply, the mail-order/internet-sales of health food products are not a prohibited business practice and is at work in a lawful framework. Pursuant to the above mentioned regulations issued by China customs, health food can be posted from overseas into mainland China with a certain limit of reasonable quantity for self-use. In this regard, E-World has not violated any PRC laws and regulations by selling health food to mainland China over the internet as it only allows orders for reasonable quantity for self-use only and only ships directly to the customer who ordered, not to the member for redistribution to other customers. In view of this business model in which our products are sold to individual members with purchases made for personal use, we believe the sales and shipping of goods do not violate PRC’s laws regulations.

Base on our understanding of E-World's business model and membership types, E-World's members signed up to make purchases for their own use and occasionally for closely related persons. The members noted in their business models are not buying in bulk and resell the items personally. They encourage new members to sign up to make purchases of E-World's products themselves. As such, the China-located DSAs and customers have not violated any of the China laws and regulations and the China’s Regulation for the Administration of Direct Selling is not applicable to them.

In view of E-World's business model, which E-World's products are sold to individual members with purchases made for personal use, E-World's sales and shipping of goods would not violate PRCs custom regulations.

This is to advise you specifically noting the facts cited by the SEC, E-World complies with this regulation because in view of the fact that E-World has neither established any entities in PRC, nor applied for a business license with PRC administrative authority, nor actively promoted its direct selling business model and hold any training seminar or any related activities in PRC, E-World’s selling model shall not be classified as direct selling as specified by the Regulation for the Administration of Direct Selling and is in compliance with related custom and postal laws and regulations.

广东深泰和秦律师事务所(Guangdong Shenzhen TAHOTA Law Firm)

LAWYER: 黄远兵

/s/黄远兵2013.5.8

Address: Room C\D,Floor 5,Block 6,Jingan Shengshi Buliding, Yantian Road, Yantian District,Shenzhen

Tel:86-755-25558080

Fax:86-755-82637280